Subsidiaries of Cathay Merchant Group, Inc.

NAME OF SUBSIDIARY	JURISDICTION OF INCORPORATION OR ORGANIZATION	PERCENTAGE SHARE OWNERSHIP AS OF JANUARY 31, 2005
Cathay Merchant Group Ltd.	Samoa	100%
Cathay Merchant Group Shanghai Ltd.	P.R. China	100% (1)
Equidyne Systems, Inc.	California	100%
Equidyne Holdings (2)	Massachusetts	100%
Dynamic Dental Systems, Inc.	Delaware	100%
Cathay Merchant Group (Wyoming), Inc. (3)	Wyoming	100%

(1) Wholly-owned by Cathay Merchant Group Ltd.

(2) Equidyne Holdings is a Massachusetts trust

(3) Cathay Merchant Group (Wyoming), Inc. was incorporated on March 2, 2005, solely to carry out the merger.

Due to the abandonment of our company’s dental technology business and our focus on pursuing business opportunities in China, our board of directors has decided to commence the dissolution of Dynamic Dental Systems and Equidyne Systems. In addition, our board of directors may terminate Equidyne Holdings, a Massachusetts business trust.

Dynamic Dental Systems, Equidyne Systems and Equidyne Holdings are three inactive subsidiaries of our company. On April 12, 2005, our company, as sole shareholder of Dynamic Dental Systems, Equidyne Systems and Equidyne Holdings, executed a shareholder’s resolution authorizing the dissolution of Dynamic Dental Systems and Equidyne Systems and the termination of the Equidyne Holdings business trust. On May 2, 2005, we filed an application for a Certificate of Dissolution with the Secretary of State of the State of Delaware to commence the dissolution of Dynamic Dental Systems. On May 2, 2005, our company filed an application for a Certificate of Dissolution with the Secretary of State of the State of California to commence the dissolution of Equidyne Systems. Upon the dissolution of Dynamic Dental Systems and Equidyne Systems, our company may terminate the Equidyne Holdings business trust. As of the date of this proxy statement-prospectus, the dissolutions of Dynamic Dental Systems and Equidyne Systems have not yet been declared effective by the respective state authorities and we have not commenced the termination of Equidyne Holdings.

D/CZM/690333.1